UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
June 12, 2009
Date of Report (date of earliest event reported)
AVISTAR COMMUNICATIONS CORPORATION
(Exact name of Registrant as specified in its charter)
Delaware	000-31121	88-0463156
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1875 S. Grant Street, 10th Floor, San Mateo, California 94402
(Address of principal executive offices, including zip code)
(650) 525-3300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 12, 2009, Avistar Communications Corporation, or the Company, received a letter from The Nasdaq Stock Market, or NASDAQ, indicating that the Nasdaq Hearings Panel, or the Panel, has determined to delist the shares of the Company from NASDAQ and will suspend the common stock of the Company from trading on NASDAQ effective at the open of trading on Wednesday, June 24, 2009.  The Panel’s decision to suspend the Company’s common stock is the result of the Company not evidencing a market value of listed securities above $35 million for ten consecutive trading days, or otherwise demonstrating compliance with alternative continued listing standards, during the period from April 2, 2009 and June 22, 2009, collectively referred to herein as the Listing Standards.

As previously announced, on April 2, 2009, the Company received a notice from the Panel indicating that it had determined to grant the Company’s request for continued listing on NASDAQ, subject to the Company’s compliance with the Listing Standards during the period from April 2, 2009 and June 22, 2009. The Company’s common stock to be quoted on the Over-The-Counter Bulletin Board or OTCBB in the event that its shares are delisted from The NASDAQ Capital Market.

On June 17, 2009, the Company requested a review by the Nasdaq Listing and Hearing Review Council, or the Council, of the Panel’s decision. There can be no assurance that the Council will grant the Company’s request for a review or that such review will result in a stay of the Panel’s decision to delist the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AVISTAR COMMUNICATIONS CORPORATION

Date: June 18, 2009	By:	/s/ Elias MurrayMetzger
Elias MurrayMetzger
Chief Financial Officer